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                                                                      Exhibit 1



(DANKA LOGO)

For Immediate Release                                         Kristin L. Wiemer
                                                                   727-576-6003

                                                                 Paul G. Dumond
                                                             011-44171-603-1515


             DANKA ANNOUNCES COMPLETION OF $218 MILLION INVESTMENTS
                     AND AMENDMENT OF ITS CREDIT AGREEMENT

St. Petersburg, FL, December 17, 1999 - Danka Business Systems PLC (NASDAQ:
DANKY) ("Danka") today announced the completion of $218 million in investments for an aggregate 218,000 new convertible participating shares of Danka and an amendment to the Company's Credit Agreement providing financing through March 31, 2002.

Equity funds managed by affiliates of The Cypress Group LLC ("Cypress") invested $200 million in 200,000 new convertible participating shares of Danka. Under the terms of the agreement with Cypress, Danka has expanded its Board of Directors from nine to eleven members, and, with effect from December 17, 1999, James L. Singleton and Anthony D. Tutrone have been appointed to the board of Danka as non-executive directors. Both Mr. Singleton and Mr. Tutrone are executives of Cypress. "We are pleased with Cypress' commitment to Danka's future and look forward to Jamie's and Tony's contributions as new members of our Board," commented Larry K. Switzer, Chief Executive Officer of Danka.

In addition, The Prudential Assurance Company Limited ("Prudential"), a subsidiary of Prudential Corporation plc, invested $18 million for an additional 18,000 new shares of the same issue. "The investments by Cypress and Prudential are a substantial vote of confidence in Danka and will be instrumental in our future growth," continued Switzer.

The net proceeds to Danka for the share subscription by Cypress and Prudential total approximately $204.6 million, after deducting estimated transaction expenses. Eighty-five percent (85%) of the net proceeds, or approximately $174 million, of the share subscription has been used to make a required repayment of Danka's existing bank indebtedness and the remainder will be used for general corporate purposes.

The new participating shares are entitled to dividends equal to the greater of 6.5% per annum and ordinary share dividends on an as converted basis. Dividends will be paid in the form of additional participating shares for the first five years. The participating shares are convertible into ordinary shares at a conversion price of $3.125 per ordinary share (equal to $12.50 per ADS), subject to adjustment in certain circumstances to avoid dilution of the interests of participating shareholders. The new participating shares (218,000) have voting rights initially corresponding to approximately 23% of the total voting power of Danka's capital stock. The terms of the participating shares issued to Cypress and




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Prudential are set out in full in the articles of association of Danka, which were adopted at the extraordinary general meeting of its shareholders on December 17, 1999. Details of the terms of the shares are also included in the circular sent to Danka's shareholders and the proxy sent to Danka's U.S. shareholders and American Depositary shareholders on November 24, 1999.

AMENDED CREDIT AGREEMENT
Upon the closing of the Cypress investment and receipt by the bank lenders of the required payment from the net proceeds received, Danka and its bank lenders entered into an amendment to its Credit Agreement with effect from December 1, 1999. While Danka plans to refinance its principal bank indebtedness during the first quarter of calendar 2000, the amendment provides Danka with a commitment of approximately $750 million through March 31, 2002. Mr. Switzer continued, "We are delighted with the confidence and continued support our bank lenders have provided to us and are pleased to have their financing commitment to the Company into 2002. With this amendment, we are in a stronger position to evaluate all our refinancing options."

The amendment also amends, among other things, the minimum net worth covenant and removes any obligation of Danka to use its best efforts to sell Danka Services International, Danka's document outsourcing division. The amendment also provides that the $10 million payment which would have been due upon such sale became due upon the completion of the issue of the participating shares to Cypress, which payment has now been made.

As a result of the reduction in the Company's outstanding indebtedness, the payment due under the Credit Agreement on December 31, 1999 has been reduced from approximately $4.7 million to approximately $3.8 million. In addition, if the bank indebtedness remains outstanding at March 31, 2000, the payment due on that date has been reduced from approximately $9.3 million to approximately $7.5 million.

Danka, headquartered in London, England, and St. Petersburg, Florida, is one of the world's largest independent suppliers of office imaging equipment, supplies and services. Danka provides office products and services globally in 30 countries around the world. Danka's ordinary shares are listed on the London Stock Exchange and its ADSs are listed on NASDAQ. For additional information about Danka's copier, printer and other office imaging products, please visit the company's web site at www.danka.com.

Cypress is a private equity firm which currently manages more than $3.5 billion of equity capital on behalf of major public and private pension funds, university endowments, trusts and other leading financial institutions. Cypress seeks to invest alongside experienced executives in growth businesses to achieve long term capital appreciation. The Cypress professionals have employed this strategy in numerous other investments such as Infinity Broadcasting Corporation, Lear Corporation, R.P. Scherer Corporation, Cinemark USA, Inc., Williams Scotsman, Inc., Frank's Nursery & Crafts, Inc., WESCO International, Inc. and ClubCorp, Inc.

FORWARD-LOOKING STATEMENTS
Certain statements contained in this press release, or otherwise made by officers of Danka, including statements related to Danka's future business and financial performance, are forward-looking, and contain information relating to Danka that is based on the beliefs of management as well as assumptions, made by, and information currently available to, management. The words "goal," "anticipate," "expect," "believe" and similar expressions as they relate to Danka or Danka's management, are intended to




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identify forward-looking statements. Such statements reflect the current views of Danka with respect to future events and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those reflected in the forward-looking statements. Danka claims the protection of the safe harbor for forward-looking statements provided for in the U.S. Private Securities Litigation Act of 1995 for such statements. Factors that might cause such differences include, among other things, the risk of the failure to refinance Danka's bank indebtedness on satisfactory terms or any material adverse change in financial markets or Danka. No assurance can be given that the results in any forward-looking statement will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date they are made. Readers are referred to Danka's Form 8-K filings with the Securities and Exchange Commission related to the transactions described in this announcement. Danka undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances that arise after the date such statements are made.





























11201 Danka Circle North                                   107 Hammersmith Road
St. Petersburg, FL  33716                                        London W14 0QH

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